Exhibit 10.2

THE UNITS EVIDENCED BY THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN. IN ADDITION, THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAW.

AMENDED AND RESTATED
OPERATING AGREEMENT

OF

NEXTTRIP GROUP, LLC

DATED AS OF JANUARY 25, 2023 AND

EFFECTIVE AS OF JANUARY 25, 2023

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6.3	Distributions	20
6.4	Financial Adjustments	21
6.5	Withholding	21
6.6	Other Items	21
6.7	Curative Allocations	22
6.8	Accounting Method	22
6.9	Restriction on Distributions	22
6.10	Return of Distributions	23

ARTICLE VII MANAGEMENT		23
7.1	Management by Managers	23
7.2	Decisions Requiring Member Consent	23
7.3	Selection of Managers	23
7.4	Approved Budget	23
7.5	Deadlock	23
7.6	Committees of Managers; Delegation of Authority to Individual Managers	23
7.7	Manager’s Authority	24
7.8	Actions Requiring Member Consent	24
7.9	Reliance on Authority	25
7.10	Compensation; No Employment	25
7.11	Reimbursement	26
7.12	Officers	26
7.13	Managers May Engage in Other Activities	26
7.14	Transactions of Managers with the Company	26

ARTICLE VIII MEETINGS OF MEMBERS AND MANAGERS		26
8.1	Meetings of Members	26
8.2	Meetings of Managers	27
8.3	Provisions Applicable to All Meetings	27

ARTICLE IX LIMITED LIABILITY OF MEMBERS AND MANAGERS		27
9.1	Limitations on Liability of Managers and Members	27
9.2	No Personal Liability	27
9.3	Duties of Managers	28

ARTICLE X COMPETITIVE BUSINESS ACTIVITY; OTHER BUSINESS ACTIVITIES		28
10.1	Competitive Business Activity	28
10.2	Other Business Activities	28

ARTICLE XI EXCULPATION AND INDEMNIFICATION		28
11.1	Exculpation of Covered Persons	28
11.2	Liabilities and Duties of Covered Persons	29
11.3	Indemnification	29
11.4	Survival	31
11.5	No Securities Act Indemnification	31

ARTICLE XII TAXES		31
12.1	Tax Status	31
12.2	Tax Returns	31
12.3	Tax Elections	31
12.4	Partnership Representative	31

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ARTICLE XIII BOOKS, RECORDS AND BANK ACCOUNTS		31
13.1	Maintenance of Books	31
13.2	Reports	32
13.3	Accounts	32

ARTICLE XIV WINDING UP AND TERMINATION		32
14.1	Winding Up	32
14.2	Winding Up and Termination	32
14.3	No Restoration of Deficit Capital Accounts	33

ARTICLE XV GENERAL PROVISIONS		33
15.1	Offset	33
15.2	Writings and Signatures	33
15.3	Entire Agreement; Supersedure	33
15.4	Effect of Waiver or Consent	33
15.5	Amendments of Articles and Operating Agreement	33
15.6	Binding Effect	33
15.7	Governing Law; Jurisdiction	33
15.8	Defaults	34
15.9	Remedies	34
15.10	Dispute Resolution	34
15.11	Severability	34
15.12	Waiver of Action for Partition	34
15.13	Notices	35
15.14	Discretion	35
15.15	Survival of Rights, Duties and Obligations	35
15.16	Creditors	35
15.17	Failure to Pursue Remedies	35
15.18	Construction	35
15.19	Further Assurances	35
15.20	Informed Decision	35
15.21	Effect of Facsimile and Photocopied Signatures	35

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TABLE OF EXHIBITS

Members/Sharing Ratio/Units	A

Capital Contributions	B

Form of Joinder to Operating Agreement	C

Spouse’s Agreement	D

Nondisclosure Statement	E

- iv -

AMENDED AND RESTATED
OPERATING AGREEMENT OF
NEXTTRIP GROUP, LLC

This Amended and Restated Operating Agreement of NextTrip Group, LLC (the “Company”), entered into on January 25, 2023, and effective January 25, 2023 (the “Effective Date”), is (a) adopted by the Managers (as defined in Section 7.1), and (b) executed and agreed to, for good and valuable consideration, by the Initial Member (as defined in Section 2.1.14) and Members.

RECITALS

A. On January 7, 2021, Articles of Organization for NextTrip Group, LLC were filed with the Secretary of State of Florida for the formation of the Company.

B. Effective on January 11, 2021, the Initial Member and Managers of the Company adopted and approved an Operating Agreement for the Company (the “Original Agreement”).

C. The Managers and Members of the Company desire to authorize and approve this amended and restated operating agreement (the “Amended and Restated Operating Agreement”, the “Operating Agreement” or the “Agreement”) which shall supersede the Original Agreement in all respects.

ARTICLE I
ORGANIZATION

1.1 Formation. The Company has been or will be organized as a Florida limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Florida Act with the Secretary of State of Florida.

1.2 Name. The name of the Company is “NextTrip Group, LLC” and all Company business must be conducted in that name, or such other names that may be selected by the Managers and that comply with Applicable Law.

1.3 Registered Office; Registered Agent; Offices. The registered office and registered agent of the Company in the State of Florida shall be as specified in the Articles or as designated by the Managers in the manner provided by applicable law. The offices of the Company shall be at such places as the Managers may designate, which need not be in the State of Florida.

1.4 Purposes. The purpose of the Company is to conduct any lawful business activities permitted by Florida law.

1.5 Foreign Qualification. Prior to the Company conducting business in any jurisdiction other than Florida, the Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

1.6 Term. The Company commenced/will commence on the date the Secretary of State of Florida filed the Articles. Unless otherwise stated in the Articles or this Operating Agreement, the Company shall have a perpetual existence.

1.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) and that no Member or Manager shall be a partner of any other Member or Manager, for any purposes other than applicable tax laws, and this Operating Agreement may not be construed to suggest otherwise.

ARTICLE II
DEFINITIONS

2.1 Definitions. Unless otherwise required by the context in which a defined term appears, or is otherwise set forth, the following terms shall have the meanings specified in this ARTICLE II. Terms that are defined in other Articles or the introductory paragraphs of this Agreement shall have the meanings given to them in those Articles and/or paragraphs.

2.1.1 “Affiliate” means (x) any Person directly or indirectly controlling, controlled by or under common control with another Person, or (y) any manager, director, officer, partner or employee of a Person; a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively, “limited liability company”), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2.1.2 “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any governmental authority having or asserting jurisdiction over the matter or matters in question, as interpreted and enforced at the time in question.

2.1.3 “Bankrupt” or “Bankruptcy” means, with respect to any Person, that (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief (i.e., an actual court order determining that a debtor is subject to the control of the bankruptcy court) or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, winding up and termination, or similar relief under any applicable law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause; or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person’s or of all or any substantial part of such Person’s properties; or against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, winding up and termination, or similar relief under any applicable law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointments having been vacated or stayed.

2.1.4 “Business” means travel and technology operations.

2.1.5 “Business Day” means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in the State of Florida are authorized or required to be closed for business; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in Florida generally are open for use by customers on such day.

2.1.6 “Cause” means the occurrence of any one or more of these events which are not rectifiable by the applicable Manager: (i) non-appealable conviction of a felony or crime of moral turpitude; (ii) any intentional or grossly negligent acts that are reasonably likely to cause harm or damage to the reputation and goodwill of the Company; or (iii) any violation or breach of any material provisions or covenants in this Agreement which is not reasonably cured within 30 days of the date notice thereof has been provided to the applicable Manager.

2.1.7 “Code” means the Internal Revenue Code of 1986 (as amended from time to time) and the regulations promulgated thereunder.

2.1.8 “Competitor” means any other Person engaged in the Business.

2.1.9 “Covered Person” means (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent or representative of the Company.

2.1.10 “Dispose” or a “Disposition” means a sale, assignment, transfer, conveyance, bequest, gift, exchange, or other disposition (voluntarily, involuntarily, or by operation of law).

2.1.11 “Excluded Units” means for the purposes of, and any calculation required by Section 4.2, any Units held by a Non-Purchasing Member.

2.1.12 “Florida Act” means the Florida Revised Limited Liability Company Act relating to limited liability companies, as from time to time in effect in the State of Florida, or any corresponding provision or provisions of any succeeding or successor law of such State; provided, however, that in the event that any amendment to the Florida Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the Florida Act as so amended or by such succeeding or successor law, as the case may be, the term “Florida Act” shall refer to the Florida Act as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

2.1.13 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

2.1.14 “Immediate Family” means any Spouse, parents, children, including those adopted, siblings and direct descendants and Spouses of any of the foregoing, of an individual.

2.1.15 “Income Tax Regulations” means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

2.1.16 “Initial Member” means NextPlay.

2.1.17 “Majority Interest” means Members holding among them more than 50% of the outstanding Common Units of the Company. Common Units held by Assignees shall not be counted for the purposes of the determination of a Majority Interest. Preferred Units are non-voting and shall not be counted for purposes of determination of a Majority Interest.

2.1.18 “Managers” means the managers of the Company, provided that if the Company only has one (1) Manager, the term Managers used throughout this Operating Agreement shall refer to such Manager.

2.1.19 “Membership Interests” means the Membership Interests of the Company represented by Units.

2.1.20 “Net Cash Flow” means, with respect to any fiscal period, the excess of operating revenues, investment income, income from Affiliates, and other receipts over operating expenses and other expenditures for such fiscal period, including but not limited to principal and interest payments on indebtedness of the Company, other sums paid to lenders, and cash expenditures incurred incident to the normal operation of the Company’s business, decreased by (i) any amounts added to Reserves during such fiscal period, and increased by (ii) the amount (if any) of all allowances for cost recovery, amortization or depreciation with respect to property of the Company for such fiscal period, (iii) any amounts withdrawn from Reserves during such fiscal period, and (iv) any amounts paid in compensation to the Managers as authorized hereunder.

2.1.21 “NextPlay” means NextPlay Technologies, Inc., a Nevada corporation and its successors.

2.1.22 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

2.1.23 “Pro Rata Portion” means for each Member, the quotient (in percentage terms) obtained by dividing (i) the number of Units held of record by such Member at the time of determination, by (ii) the aggregate number of Units issued and outstanding at the time of such determination, but not including, as applicable, the Excluded Units.

2.1.24 “Proceeding” means any threatened, pending, or completed legal action, suit, or proceeding.

2.1.25 “Projections” means revenue and profit forecasts of the Company, which shall be prepared in good faith by the Company and which shall be the sole responsibility of the Company to prepare.

2.1.26 “Reserves” means the reasonable reserves established and maintained from time to time by the Managers, in amounts reasonably considered adequate and sufficient from time to time by the Managers to pay operating expenses, salaries, distributions, taxes, fees, insurance and other costs and expenses incident to the Company’s business.

2.1.27 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.1.28 “Sharing Ratio” means the ratio in which each Member shares in Distributions of the Company, which shall be equal to (i) the number of Units held of record by such Member at the time of determination, divided by (ii) the aggregate number of Units issued and outstanding at the time of such determination. Notwithstanding the foregoing, the Preferred Units have a Liquidation Preference which must be satisfied as provided in ARTICLE V prior to Common Units receipt of Distributions.

2.1.29 “Sole Discretion” or “sole discretion” means that each Member’s consent may be given or withheld in the Member’s sole and absolute discretion, with or without cause, and subject to such conditions as such Member shall deem appropriate.

2.1.30 “Spouse” means, an individual: (1) of the opposite gender to whom a Member who is an individual is legally married under the laws of a U.S. state or foreign nation (including common law marriages if recognized by the laws of the U.S. state in which the Member resides); or (2) of the same gender to whom a Member is married, if the marriage was recognized as valid by the laws of the U.S. state or foreign nation where the marriage was entered into, at the time of the marriage, and if such laws entitle a same-gender couple in a marriage to all of the same rights, benefits, protections and responsibilities as are granted to a legally married opposite-gender couple; or (3) of the same or opposite gender with whom a Member is in a civil union, if the civil union was recognized as valid by the laws of the U.S. state or foreign nation where the civil union was entered into, at the time the civil union was entered into, and if such laws entitle a couple in a civil union to all of the same rights, benefits, protections and responsibilities as are granted to a legally married opposite-gender couple.

2.1.31 “Subsidiary” means with respect to any Person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (iii) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

2.1.32 “Super-Majority Interest” means Members holding among them more than 75% of the aggregate of all of the outstanding Common Units. Units held by Assignees or Preferred Units shall not be counted for the purposes of the determination of a Super-Majority Interest.

2.1.33 “Unanimous Consent” means Members holding 100% of the aggregate of all of the outstanding Common Units. Common Units held by Assignees or Preferred Units shall not be counted for the purposes of the determination of a Unanimous Consent.

2.1.34 “Units” means the Membership Interests of the Company.

2.1.35 “Valuation Firm” means an independent third-party accounting or valuation firm selected in the sole and reasonable determination of the Managers.

2.1.36 “Written Consent” means a consent or consents (1) in writing, or (2) sent via electronic transmission (i.e., via email or facsimile or similar reproduction, either in the body of an email or as an attachment to an email or otherwise).

ARTICLE III
UNITS; DISPOSITIONS OF INTERESTS; CONFIDENTIALITY

3.1 Units. The Company shall have two classes of Membership Interests consisting of (i) 1,000,000 Voting Common Units (the “Common Units”), and (ii) 400,000 Nonvoting Preferred Units (the “Preferred Units,” and together with the Common Units, the “Units”) and the number of Units shall total not more than such One Million Four Hundred Thousand (1,400,000) Units (the “Issuance Limit”), subject to adjustment as discussed in ARTICLE XIII hereof. Each Preferred Unit shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations as set forth in ARTICLE V. The Managers are hereby authorized to issue Units of the Company, up to the Issuance Limit, from time to time, on such terms and conditions as the Managers may reasonably determine, upon the execution by a Person of a Subscription Agreement in reasonable form to the Managers (a “Subscription”); the acceptance by an authorized Officer of such Subscription; the payment by such subscribing Person of the purchase price payable for the Units to be acquired by the subscribing Person pursuant to the terms of the Subscription; and the execution by or on behalf of such subscribing Person of a Joinder to this Agreement in the form of Exhibit C hereto (a “Joinder”). At the option of, and with the consent of, the Managers, the Company may issue fractional Units. The Issuance Limit may only be increased with a Unanimous Consent and the consent of the Managers.

3.2 Members; Member Classification. The members of the Company are the Initial Member which is executing this Operating Agreement and each Person that is hereafter admitted to the Company as a member in accordance with this Operating Agreement (collectively, “Members”). If a Member shall have made a Disposition of all or any portion of its Membership Interest, to the extent allowed hereunder, but shall have retained any rights therein, then solely with respect to the Membership Interest (or portion thereof) so disposed, all references to “Member” that appear in ARTICLE VI and Section 14.2.1 shall be deemed to refer to the assignee of such Membership Interest (an “Assignee”), provided that no Assignee shall become a Member of the Company except pursuant to a New Member Approval.

3.3 Outstanding Units. Each Member’s Units shall be set forth on Exhibit A hereto (which shall be amended from time to time by the Managers (which amendment shall not require the consent of any Member) as additional Members are added to the Company, if any, or the Units of the Members are adjusted, in each case subject in all cases to the terms and conditions of this Agreement).

3.4 Dispositions of Units. A Member may not Dispose of all or any portion of its rights or interest in the Company (each a “Unit”), except with the consent of the Managers, or, in the case of the Preferred Units, as provided in ARTICLE V. Any attempted Disposition of all or any portion of a Membership Interest, other than in strict accordance with this Section 3.4, shall be null and void ab initio. A Person to whom a Membership Interest is Disposed in accordance with this Section 3.4 (including, but not limited to an Assignee), may be admitted to the Company as a Member only with the consent of the Managers (a “New Member Approval”). In connection with any Disposition of a Membership Interest or any portion thereof, and any admission of an Assignee as a Member, the Member making such Disposition and the Assignee shall furnish the Managers with such documents regarding the Disposition as the Managers may request (in form and substance satisfactory to the Managers), including a copy of the Disposition instrument, a copy of a Joinder confirming such Assignee’s consent to be bound by the terms of this Operating Agreement (if the assignee is to be admitted as a Member), a legal opinion that the Disposition complies with applicable federal and state securities laws, and a legal opinion that the Disposition will not result in the Company’s termination under Section 708 of the Code. Any judgment creditor of a Member or any other owner of a Membership Interest shall only have the rights of an assignee under the Florida Act, and such judgment creditor shall not have any right to participate in the management or affairs of the Company or become or exercise any rights of a Member without the consent of the Managers. The Members agree that breach of the provisions of this Section 3.4 may cause irreparable injury to the Company for which monetary damages (or another remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.4 may be enforced by specific performance. Units transferred between Members pursuant to the terms of this Agreement shall not require a New Member Approval.

3.5 Encumbrances of Units. A Member may not pledge, mortgage, subject to a security interest or lien, or otherwise encumber (voluntarily, involuntarily, or by operation of law) all or any portion of its Membership Interest without the consent of the Managers and a Majority Interest, calculated without reference to the Member desiring to make such encumbrance.

3.6 Withdrawal. A Member does not have the right to withdraw from the Company; provided, however, a Member shall have the power to withdraw at any time in violation of this Section 3.6. If a Member exercises such power in violation of this Section 3.6, (a) such withdrawing Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result of such withdrawal; and (b) such withdrawing Member shall not have any right to receive the fair value of the withdrawing Member’s interest in the Company as set forth in Section 605.1066 of the Florida Act, and instead the Company shall have the right to acquire such withdrawing Member’s Membership Interest at any time by providing the withdrawing Member notice of its intent to exercise such acquisition right (the “Withdrawing Purchase Rights”) along with a check for a total of $10 times each 1% (or portion thereof) of the Company’s outstanding Units owned by such withdrawing Member, which the Members agree is a reasonable good faith estimate of the fair value of the Company’s Units held by a withdrawing Member. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from withdrawing in violation of this Section 3.6. The exercise of the Withdrawing Purchase Rights by the Company shall not extinguish or otherwise effect the withdrawing Member’s obligation to pay the damages set forth in this Section 3.6.

3.7 Information. In addition to the other rights specifically set forth in this Operating Agreement, each Member and each Assignee is entitled to all information to which that Member or Assignee is entitled to have access pursuant to Section 605.0410 of the Florida Act under the circumstances and subject to the conditions therein stated.

3.8 Expulsion. A Member may not be expelled from the Company.

3.9 Spouses of Members. Spouses of the Members who are individuals do not become Members as a result of such marital relationship, unless the Membership Interest of such Persons is held jointly as expressly set forth in the records of the Company. Each Spouse of a Member who is an individual (who is not himself or herself a Member) has executed a Spouse’s Agreement in the form of Exhibit D.

3.10 Representations and Warranties. Each Member represents and warrants to the Company, the other Members and the Managers as follows:

3.10.1 Such Member has requested and received, or has had an opportunity to request and receive and has waived such opportunity, any information concerning the Company and the operations and proposed operations of the Company which such Member deems necessary to evaluate the merits and risks of an investment in the Company;

3.10.2 The Company and the Managers have given such Member a reasonable time prior to the execution of this Agreement, the opportunity to ask questions of and receive answers from the Managers concerning the Company;

3.10.3 Such Member is aware of the risks associated with an investment in the Company, including, but not limited to, the following: (i) An investment in the Company involves a high degree of risk, including, but not limited to, the risk of economic losses from Company operations; (ii) The Company’s securities have not been passed upon or reviewed by any federal or state regulatory agency and no federal or state regulatory agency has made any recommendations or endorsements regarding any investment in the Company; (iii) The Units have not been registered under the Securities Act, or under state securities acts and are offered in reliance on exemptions provided by such acts; (iv) The Units are being acquired for investment only and may not be sold or transferred in the absence of an effective registration statement under such acts or an opinion of counsel to the Company (the cost of which shall be borne by the Member) that such registration is not required. Neither the Company nor the Managers are under any obligation to register the Units on behalf of an investor or to assist in complying with any exemption from registration. There is no market for the Units and none is expected to develop, therefore, the risks of an illiquid investment must be assumed by the investor; (v) If a certificate or other document evidencing the Units is distributed to the Members, it will be imprinted with a restrictive legend as follows or in similar form as the following: “THE UNITS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR SOLD UNLESS; (A) A REGISTRATION STATEMENT UNDER SUCH ACT AND STATE SECURITIES LAWS IS THEN IN EFFECT WITH RESPECT THERETO; OR (B) A WRITTEN OPINION OF COUNSEL TO THE COMPANY (THE COST OF WHICH SHALL BE BORNE BY THE MEMBER) HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED. THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE AND THE TRANSFER THEREOF ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF THAT CERTAIN OPERATING AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, AS SUCH MAY BE AMENDED FROM TIME TO TIME. A COPY OF THE OPERATING AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY BY A MEMBER OF THE COMPANY”;

3.10.4 The Units in the Company are being acquired for the account of such Member, for investment, and not for distribution, transfer or resale to others;

3.10.5 Such Member will, or has, paid his, her or its capital contribution with such Member’s own funds and has not borrowed or financed the capital contribution made by such Member. Any consideration or capital contribution provided to the Company as such Member’s capital contribution or otherwise, is or was held and beneficially owned solely by such Member prior to transfer to the Company, and such investment does not provide any third parties nor any other person, other than the Member, any right to the Membership Interest, right to be a Member of the Company, an ownership interest in the Company and/or rights to any Distribution;

3.10.6 Such Member’s tax and legal counsel have been consulted in evaluating the merits, risks and suitability of an investment in the Company, or such Member represents that the advice of such counsel for purposes of evaluating the risks, merits and suitability of an investment in the Company is unnecessary. Neither the Company nor any Manager is making any representations concerning the possible tax consequences of an investment in the Company. NEITHER AN OPINION OF TAX COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE IS BEING REQUESTED OR PROVIDED TO THE COMPANY OR MEMBERS;

3.10.7 Such Member has adequate means of providing for its current needs and contingencies, has no need for liquidity in this investment and has no reason to anticipate any change in circumstances, financial or otherwise, which might cause or require a sale of the interests in the Company;

3.10.8 Such Member is able to bear the economic risks of ownership of the Company investment and can afford a complete loss of such Units;

3.10.9 It is understood and agreed that all the representations and warranties contained in this Agreement will be relied upon by the Company, the Managers, and their attorneys. All information provided and furnished in this Agreement is correct and complete as of the date hereof;

3.10.10 The address listed for such Member on Exhibit A of this Agreement or in its applicable Subscription or other document pursuant to which Units were acquired, is correct and is its, his or her principal residence address; and

3.10.11 Such Member hereby agrees to indemnify and hold the Company, the other Members, the Managers and their officers, directors, agents, employees, promoters and attorneys harmless from and against any and all loss, damage and liability, including reasonable attorneys’ fees and expenses, due to or arising out of any misrepresentation or any breach of any of the representations and warranties made in this Agreement. The representations and warranties contained herein are intended to and shall survive the delivery of this Agreement.

3.11 Certificates. Units in the Company may be certificated or uncertificated as determined by the Managers. Certificates, to the extent issued, shall be signed by any Manager of the Company, which signature may be a facsimile. If a certificate for registered Units is worn out or lost it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Managers.

3.12 Confidentiality. The Members and Managers agree that the Confidentiality provision set forth in this Section 3.12 is more than a mere recital and is a significant and important element of this Agreement and that the Members have elected to include this confidentiality provision in this Agreement for the purpose of providing protection to the Company and its ongoing operations, with each Member agreeing to the following terms and conditions:

3.12.1 Each Member is entitled to all information under the circumstances and subject to the conditions stated in this Operating Agreement and the Florida Act. The Members agree, however, that the Managers may determine, in their discretion due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, property, and financial condition of the Company shall be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or assignees or representatives to examine or copy that information.

3.12.2 More specifically, each Member acknowledges that (1) the current and future intellectual property contributed to the Company by such Member, (2) the current and future other intellectual property of the Company, and (3) the information described in this Section 3.12.2 hereof and the business records, trade secrets, business plans, marketing materials, processes, financial statements, client lists or information, and other proprietary information of the Company, are all confidential in nature, may constitute a trade secret belonging to the Company, and shall constitute “Confidential Information”. Each Member agrees to hold the Company’s Confidential Information in confidence for the Company and not to use, sell, rent, license, distribute, transfer, or disclose to any third party the Company’s Confidential Information or its contents, including methods or ideas used in any intellectual property constituting Confidential Information, except to employees or contractors of such Member and only then when disclosure to such employees or contractors is necessary to perform such Member’s obligations or exercise such Member’s rights under this Operating Agreement or any other agreement by and between the Company and such Member. Such Member shall require all contractors not otherwise subject to confidentiality requirements or restrictions to execute documents containing confidentiality terms at least as restrictive as those contained in this Section 3.12.2 prior to disclosing any Confidential Information to them. Without limiting the foregoing, the receiving party shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, which care shall be no less than reasonable care, to prevent the disclosure of Confidential Information. The receiving party shall promptly notify the Company of any actual or suspected misuse or unauthorized disclosure of the Confidential Information. The restrictions set forth in this Section 3.12.2 shall not apply to information which is (i) made publicly available through no fault of the receiving party; (ii) obtained by the receiving party from a third party (other than the Company, a predecessor entity or another Member) without restrictions on disclosure; (iii) independently developed by the receiving party without reference to or use of the Confidential Information (as demonstrated by records of the receiving party), provided that this provision shall not apply to Confidential Information contributed to the Company by a Member; or (iv) required to be disclosed by order of a court of competent jurisdiction or other governmental authority; provided, that the receiving party shall give written notice to the disclosing party prior to such disclosure to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

3.12.3 All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by any Member or Manager or otherwise coming into its/his/her possession, shall remain the exclusive property of the Company. The Members and Managers further agree that in the event it/he/she no longer maintains an affiliation with the Company by ownership interest, as a representative of an owner, or by officer or manager position, that it/he/she will neither take nor retain, without prior written authorization from the Company, any papers, agreements, cost or pricing information, files, operating manuals, or any other Confidential Information of any kind belonging to the Company pertaining to its business, suppliers, customers, financial condition, personnel records, intellectual property, products, or services.

3.12.4 Each Member understands that the restrictions set forth in this Section 3.12 restrict or prohibit the disclosure of Confidential Information, but acknowledges that such Member will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Each Member acknowledges that the covenants and restrictions set forth in this Section 3.12 are reasonable, are not vague or indefinite, and are designed to protect the legitimate business interests of the Company, and that in the event of a breach of such covenants and restrictions, the damage to the Company would be difficult to ascertain, and in addition to any other damages payable to the Company for the breach of any or all of said covenants and restrictions, the Company shall be entitled to seek injunctive and/or other equitable relief against the violation of any said covenants or restrictions, together with reasonable attorneys’ fees and costs. The Members agree such covenants and restrictions shall be construed as independent of any other covenant or provision of this Operating Agreement. If any provisions of such covenants and restrictions are ever determined by a court of competent jurisdiction to be unreasonable or unenforceable under Applicable Law, such provisions shall be modified to the minimum extent required to make such provisions reasonable and/or enforceable, as the case may be. Any such provisions set forth in Section 3.12.2 hereof which purport to restrict a Member’s activities shall be amended to provide that the restrictions shall apply for the maximum products, services, activities, time and geographic scope permitted by Applicable Law.

3.12.5 THESE CONFIDENTIALITY PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS ANY OF THE MEMBERS RETAIN A MEMBERSHIP OR ECONOMIC INTEREST IN THE COMPANY AND THEREAFTER SO LONG AS THE CONFIDENTIAL INFORMATION IS NOT PUBLICLY KNOWN.

3.13 Members May Participate in Other Activities. Each Member of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member, acting in the capacity of a Member, shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture. Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member or affiliate entity.

3.14 Members Are Not Agents. As described herein, the management of the Company is vested in the Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Florida Act, this Agreement or the Articles. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor does any Member, unless expressly and duly authorized in writing to do so by the Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.15 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Managers, a Member may lend money to and transact other business with the Company. Subject to other Applicable Law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

ARTICLE IV
CAPITAL CONTRIBUTIONS; AND LOANS

4.1 Initial Contributions.

4.1.1 Upon execution of this Operating Agreement by each Member, such Member shall have made, or shall contemporaneously make or commit, the contributions to the capital of the Company (“Capital Contributions”) described for that Member in Exhibit B, and reflected in the books of account established for the Company.

4.2 Subsequent Contributions.

4.2.1 If the Managers reasonably anticipate or contemplate the need for additional cash investment for any reason, or the need for additional cash for operating expenses, then, in any such event, the Managers (only with a unanimous determination by all Managers) may request in writing (a “Notice”) for the Members to purchase and the Company to sell to the Members additional Units in the Company in an aggregate Capital Contribution amount to be determined by the Managers (the “Subsequent Offered Interests”), provided, however, that the Managers (which shall not be required to be by unanimous consent of all Managers), without the consent of any of the Members of the Company, may instead seek out bank or third party financing instead of requiring an additional Capital Contribution in the Company or may sell additional Units up to the Issuance Limit. The Members shall have thirty (30) calendar days after the Notice, to acquire the percentage of Subsequent Offered Interests proportionate to such Member’s then existing Sharing Ratio (the “Capital Contribution Deadline”). The Issuance Limit shall be automatically increased by amount of Subsequent Offered Interests purchased by the Members pursuant to the terms of this Section 4.2.1 and the Managers shall be authorized, without the required consent or approval of the Members, to amend this Agreement to evidence such increased Issuance Limit as applicable.

4.2.2 If any Member desires not to purchase the Subsequent Offered Interests it is required to purchase pursuant to Section 4.2.1 above (a “Non-Purchasing Member”), it shall notify the other Members (the “Purchasing Members”) and all Purchasing Members shall then have the option for ten (10) days to purchase (i) their Pro Rata Portion of the Subsequent Offered Interest and (ii) such additional portion of the Non-Purchasing Member’s Subsequent Offered Interest designated by the Purchasing Members. Any two or more Purchasing Members may agree among themselves to reallocate the portions of the Non-Purchasing Member’s Subsequent Offered Interest to be purchased by them from their respective Pro Rata Portions. In the event none of the Purchasing Members desire to purchase the Non-Purchasing Member’s Subsequent Offered Interest, or any portion thereof, the Non-Purchasing Member is required to purchase the Subsequent Offered Interest applicable to it (or such remaining portion not purchased by the Purchasing Members) pursuant to and as set forth in Section 4.2.1 above.

4.2.3 A Member may not make a subsequent contribution of capital to the Company except upon the consent of the Managers. Any additional contribution to the Company made by a Member without obtaining the consent of the Managers constitutes a loan from such Member to the Company and shall not be considered a capital contribution. Such loan shall have such terms and conditions as set forth in Section 4.6 of this Agreement.

4.3 Failure to Contribute.

4.3.1 If a Member does not timely contribute all or any portion of a Capital Contribution (including Subsequent Offered Interests, except in connection with a Subsequent Offered Interest purchased by Purchasing Members pursuant to Section 4.2.2, above, where such contribution is duly made by another Member) that such Member is required to make as provided in this Operating Agreement, the Managers may cause the Company to exercise, on notice to that Member (the “Delinquent Member”), one or more of the following remedies:

(i) taking such action (including court proceedings), at the cost and expense of the Delinquent Member, as the Managers may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, together with interest thereon from the date that the Capital Contribution was due until the date that it is made, at a rate per annum equal to the lesser of (A) the maximum rate permitted by applicable law and (B) 18% per annum;

(ii) equitably adjusting the Units and Sharing Ratio of the Delinquent Member to reflect such failure to contribute;

(iii) exercising the rights of a secured party under the Uniform Commercial Code of the State of Florida; or

(iv) exercising any other rights and remedies available at law or in equity.

4.3.2 All distributions paid (or payable) by the Company to the Delinquent Member shall, until such time as the amount of any deficiency payable pursuant to Sections 4.2 above (including where applicable interest thereon), have been satisfied in full, be retained by the Company and offset amounts due.

4.4 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An un-repaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.5 Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Managers may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.5 constitutes a loan from the Member to the Company (subject to Section 4.6) and is not a Capital Contribution. Notwithstanding the foregoing, any advance made pursuant to that certain Subsidiary Formation and Funding Agreement between NextPlay, the Company and the other parties thereto, as may be amended from time to time, shall be a 0% per annum interest loan, which shall be forgiven automatically upon the completion of a Spin-Off (defined below), unless otherwise approved by the Managers.

4.6 Loans by Members. If any Member shall loan or cause to be loaned to the Company any funds (for the purposes of this Section 4.6, the “Lending Member”), which loan(s) shall only be made with the approval of the Managers, such loans shall be evidenced by promissory notes of the Company which shall accrue interest and have such other terms as are determined and agreed to by the Managers at their reasonable discretion. Notwithstanding the foregoing, any advance made pursuant to that certain Subsidiary Formation and Funding Agreement between NextPlay, the Company and the other parties thereto, as may be amended from time to time, shall be a 0% per annum interest loan, which shall be forgiven automatically upon the completion of a Spin-Off (defined below), unless otherwise approved by the Managers.

ARTICLE V
RIGHTS OF THE PREFERRED UNITS

5.1 Interpretation. The following definitions apply to the Preferred Units:

5.1.1 “Applicable Securities Laws” means all applicable securities laws in the United States and all other jurisdictions relevant to the issuance or transfer of securities of the Company, including the rules and policies of the Nasdaq Stock Market and any other applicable stock exchange or trading platform on which any of shares of the Company are then listed.

5.1.2 “Common Units” means the Common Units of the Company.

5.1.3 “Conversion Date” means the date on which the documentation set out in Section 5.7.6(i) is received by the Company.

5.1.4 “Conversion Rate” means the amount determined in accordance with Section 5.7.3.

5.1.5 “Fair Market Value” means, in respect of assets other than securities, their fair market value as determined in good faith by the Managers, and in respect of securities:

(i) if such securities are not subject to any statutory hold periods or contractual restrictions on transfer:

(A) if traded on one or more securities exchanges or markets, the weighted average of the closing prices of such securities on the exchange or market on which the securities are primarily traded over the 30-day period ending three days prior to the relevant date;

(B) if actively traded over-the-counter, the weighted average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three days prior to the relevant date; or

(C) if there is no active public market, the fair market value of such securities as determined in good faith by the Managers, but no discount or premium is to be applied to their valuation on the basis of the securities constituting a minority block or a majority block of securities; or

(ii) if such securities are subject to statutory hold periods or contractual restrictions on transfer, or both, the fair market value of such securities as determined by applying an appropriate discount, as determined in good faith by the Managers, but if the Preferred Majority Holders object to any determination by the Managers and notify the Managers of such objection within ten days of receiving notice of such determination, the Company and the Preferred Majority Holders will, within ten days following such ten-day period, jointly appoint a valuator that is a US-based nationally recognized independent investment banking firm or business valuation firm to determine the fair market value. If the Company and the Preferred Majority Holders cannot agree on the valuator within such time period, then the Company and the Preferred Majority Holders will, within the next ten days, jointly select an arbitrator to appoint such valuator, failing which an arbitrator may be appointed in accordance with the Arbitration rules of AAA, and such arbitrator will select the valuator who will determine the fair market value. The determination of the valuator of the fair market value is final and binding on the Preferred Holders and the Company, absent manifest error.

5.1.6 “Initial Preferred Holder” shall mean NextPlay Technologies, Inc. or its successors.

5.1.7 “Initial Price” means the price at which shares of the Company converts into a newly publicly traded company, which shall initial be set at $10.00 per Unit based on based on a Fair Market Value of the Preferred Units outstanding of four million dollars ($4,000,000), provided, however, that, in the event that the conversion price in such newly publicly traded company is not $10.00 per Unit, then the Initial Price shall adjust to such applicable conversion price.

5.1.8 and such price per share equal to the price at which such shares of the Company convert in

5.1.9 a price per share equal to four million dollars ($4,000,000) divided by the number of Preferred Units outstanding.

5.1.10 “Liquidation Event” means, in a single transaction or series of transactions:

(i) the liquidation or dissolution of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary;

(ii) any arrangement, reorganization, consolidation, amalgamation, merger, sale of shares, business combination or similar transaction in which the Company is a constituent corporation or is a party if, as a result of such transaction, the voting securities of the Company that are outstanding immediately prior to completion of such transaction do not represent, or are not converted into, securities of the resulting or surviving corporation that together represent a majority of the voting power of the resulting or surviving corporation in such a transaction;

(iii) a sale, lease or transfer of all or substantially all of the assets of the Company; or

(iv) a grant of an exclusive, irrevocable license of all or substantially all of the Company’s intellectual property to a third party;

provided that:

(A) the treatment of any transaction or series of transactions as a Liquidation Event may be waived by the consent or vote of the Preferred Majority Holders.

5.1.11 “Preferred Holders” means the holders of the Preferred Units.

5.1.12 “Preferred Majority Holders” means, as of the relevant time of reference, one or more Preferred Holders of record who hold collectively a majority of the outstanding Preferred Units.

5.1.13 “Qualified Listing” means the listing for trading on a U.S. national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) or are listed or quoted on such other exchange or market approved by mutual consent of the Company and the Preferred Majority Holders.

5.1.14 “Right of First Refusal and Distribution Agreement” means the Right of First Refusal and Distribution Agreement between the Company and the Initial Preferred Holder dated January 25, 2023.

5.1.15 “Unit Reorganization” means:

(i) the issuance of Common Units as a dividend or other distribution on outstanding Common Units;

(ii) the subdivision of Common Units into a greater number of such Common Units; or

(iii) the consolidation of Common Units into a smaller number of such Common Units.

Other terms defined elsewhere in this ARTICLE V shall have the meanings so ascribed thereto.

For purposes of these Preferred Unit provisions, where an action is to be taken by the Preferred Majority Holders, in addition to the requirements of applicable law, if any, such action may be taken if the Preferred Majority Holders, as applicable: (i) agree in writing; or (ii) pass a resolution to such effect at a duly constituted meeting of the Preferred Holders.

5.2 Common Units. The rights of the Common Units are not governed by the terms set forth in this ARTICLE V, except insofar as they are superseded by the rights of the Preferred Units described herein.

5.3 Ranking. The Preferred Units shall rank senior to the Common Units, with respect to dividends, distributions and return of capital in the event of a Liquidation Event.

5.4 Voting Rights. The Preferred Units are non-voting and no holder of Preferred Units, unless otherwise provided by law, is entitled to receive notice of and to attend meetings of Members of the Company.

5.5 Dividends, Entitlement to, and Priority of, Dividends. No dividend or other distribution will be paid, declared or set apart for payment in respect of any Common Units or Units of any other class ranking junior to the Preferred Units in respect of dividends unless a dividend or distribution is paid or declared and set apart for payment in respect of each outstanding Preferred Unit in an amount at least equal to the product of:

5.5.1 the amount of dividends or distributions paid, declared or set apart for each Unit of such other class (calculated on an as-converted to Common Units basis); and

5.5.2 the number of Common Units into which each Preferred Unit is then convertible.

5.6 Liquidation Preference.

5.6.1 Payment on Liquidation Event. Upon the occurrence of a Liquidation Event, the holders of Preferred Units are entitled, in preference to the rights of holders of the Common Units or any Units of any other class ranking junior to the Preferred Units, but subject to the rights of holders of any class of Units ranking senior to the Preferred Units, to be paid out of the assets of the Company available for distribution to holders of the Units (which, in the case of a merger, amalgamation or arrangement, consists of the assets distributed to holders of the Units in exchange for their Units, or the assets into which such Units are converted), for Preferred Unit, an amount equal to the Initial Price, plus any declared but unpaid dividends on such Preferred Units.

5.6.2 Insufficient Assets. If all of the assets of the Company are insufficient to permit the payment in full to the Preferred Holders of all amounts to be distributed to them, then the assets of the Company available for such distribution are to be distributed rateably among the Preferred Holders, pari passu, in proportion to the full preferential amount each such Preferred Holder is otherwise entitled to receive in accordance with Section 5.6.1.

5.6.3 Remaining Assets. After the payments referred to in Section 5.6.1 have been made in full to the Preferred Holders, or funds necessary for such payment have been set aside by the Company in trust for the exclusive benefit of such Preferred Holders so as to be available for such payment, any assets remaining available for distribution are to be distributed, subject to the rights, if any, of holders of any other class of Units to receive a portion of such remaining assets, rateably among the holders of Common Units and the Preferred Holders do not Unit in the distribution of those remaining assets.

5.6.4 No Preference Following Conversion. After conversion of any Preferred Units into Common Units, the holder of such Units participates rateably in any distribution of the assets of the Company among the holders of Common Units.

5.6.5 Distribution Other than Cash. If a Liquidation Event occurs, and assets other than cash are available for satisfaction of the payments to which the Preferred Holders are entitled upon such Liquidation Event, the value of such assets for this purpose is their Fair Market Value.

5.6.6 Notice. At least 30 days before the proposed date of a Liquidation Event (or such shorter period as determined by the Preferred Holders), the Company will deliver to the Preferred Holders written notice of the proposed Liquidation Event stating an estimated payment date, an estimate of the amount to which the Preferred Holders are entitled and the place where such payments are payable.

5.6.7 Escrowed Amounts on Liquidation Event. Upon a Liquidation Event referred to in Sections 5.1.5(i)(A) or (B), if any portion of the consideration payable to the Unitholders of the Company is placed into escrow or is payable to the Unitholders of the Company subject to contingencies, the agreement effecting such Liquidation Event must provide that:

(i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) is to be allocated among the holders of Units of the Company in accordance with Sections 5.6.1, 5.6.2 and 5.6.3 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and

(ii) any additional consideration that becomes payable to the Unitholders of the Company upon release from escrow or satisfaction of contingencies is to be allocated among the holders of Units of the Company in accordance with Sections 5.6.1, 5.6.2 and 5.6.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.7 Conversion Rights; Mandatory Distribution.

5.7.1 Optional Conversion. The Preferred Units are convertible into Common Units, in whole or in part, at any time and from time to time, upon:

(i) the mutual consent of such Preferred Holder and the Company; or

(ii) if, after 12 months from the initial date of issuance of the Preferred Units, the Initial Preferred Holder is required to convert any Preferred Units in order to be compliant under the US Investment Company Act of 1940.

5.7.2 Automatic Conversion. The Preferred Units automatically convert into Common Units upon:

(i) the completion of a Qualified Listing; or

(ii) the date that is forty-eight (48) months from the last issuance date of the Preferred Units, provided, however, that the Preferred Holders shall have option to require the Company to redeem, in accordance with Section 5.8, any remaining Preferred Units immediately prior to such automatic conversion.

5.7.3 Conversion Rate. The number of Common Units into which each Preferred Unit is convertible is equal to one (1) Common Unit for each Preferred Unit so converted; provided, however, that the Conversion Rate shall be subject to adjustment as set forth in Sections 5.1.7 and 5.8.

5.7.4 Time of Conversion. Conversion is deemed to be effected:

(i) in the case of an optional conversion, immediately prior to the close of business on the Conversion Date;

(ii) in the case of automatic conversion pursuant to Section 5.7.2(i), immediately prior to the closing of the Qualified Listing; and

(iii) in the case of automatic conversion pursuant to Section 5.7.2(ii), immediately following the date that is forty-eight (48) months from the last issuance date of the Preferred Units.

5.7.5 Effect of Conversion. Upon the conversion of the Preferred Units:

(i) the rights of a Preferred Holder as a holder of the converted Preferred Units cease; and

(ii) each person in whose name any certificate for Common Units is issuable upon such conversion is deemed to have become the holder of record of such Common Units.

5.7.6 Mechanics of Optional Conversion.

(i) To exercise optional conversion rights under Section 5.7.1, a Preferred Holder must:

(A) obtain the consent of the Company should the Preferred Holder be converting any Preferred Units pursuant to Section 5.7.1(i);

(B) give written notice to the Company at its principal office or the office of any transfer agent for the Common Units:

(1) stating that the Preferred Holder elects to convert such Units; and

(2) providing the name or names (with address or addresses) in which the certificate or certificates for Common Units issuable upon such conversion are to be issued;

(C) surrender the certificate or certificates representing the Units being converted to the Company at its principal office or the office of any transfer agent for the Common Units; and

(D) where the Common Units are to be registered in the name of a person other than the Preferred Holder, provide evidence to the Company of proper assignment and transfer of the surrendered certificates to the Company, including evidence of compliance with Applicable Securities Laws.

(ii) Within ten days after the Conversion Date, the Company will issue and deliver to the Preferred Holder or where the Common Units are to be registered in the name of a person other than the Preferred Holder, to such person, a certificate or certificates in such denominations as the Preferred Holder requested for the number of full Common Units issuable upon the conversion of such Preferred Units, together with cash in respect of any fractional Common Units issuable upon such conversion.

(iii) If some but not all of the Preferred Units represented by a certificate or certificates surrendered by a Preferred Holder are converted, the Company will execute and deliver to or on the order of the Preferred Holder, at the expense of the Company, a new certificate representing the number of Preferred Units that were not converted.

5.7.7 Mechanics of Automatic Conversion.

(i) Upon the automatic conversion of any Preferred Units into Common Units, each Preferred Holder must surrender the certificate or certificates formerly representing that Preferred Holder’s Preferred Units at the principal office of the Company or the office of any transfer agent for the Common Units.

(ii) Upon receipt by the Company of the certificate or certificates, the Company will issue and deliver to such Preferred Holder, promptly at the office and in the name shown on the surrendered certificate or certificates, a certificate or certificates for the number of Common Units into which such Preferred Units are converted, together with cash in respect of any fractional Common Units issuable upon such conversion.

(iii) The Company is not required to issue certificates evidencing the Common Units issuable upon conversion until certificates formerly evidencing the converted Preferred Units are either delivered to the Company or its transfer agent, or the Preferred Holder notifies the Company or such transfer agent that such certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Company from any loss incurred by the Company in connection with the loss, theft or destruction.

5.7.8 Fractional Units. No fractional Common Units will be issued upon conversion of Preferred Units. Instead of any fractional Common Units that would otherwise be issuable upon conversion of Preferred Units, the Company will pay to the Preferred Holder a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per Common Unit (as determined in a manner reasonably prescribed by the Managers) at the time of conversion.

5.7.9 Mandatory Distribution upon Conversion. Subject to Section 5.10.2, upon either an optional or automatic conversion by the Preferred Holder, the Common Units issuable upon conversion of the Preferred Units shall be distributed to the stockholders of the Preferred Holder in accordance with Section 2.2 of the Right of First Refusal and Distribution Agreement within one hundred and eighty (180) days of such triggering event.

5.8 Adjustments.

5.8.1 Adjustments for Unit Reorganization. The Conversion Rate shall be adjusted upon a Unit Reorganization, automatically and simultaneously with the Unit Reorganization, such that the Conversion Rate is equal to the product obtained by multiplying the Conversion Rate immediately before the Unit Reorganization by a fraction:

(i) the numerator of which is the number of Common Units outstanding immediately before the Stock Split; and

(ii) the denominator of which is the number of Common Units outstanding immediately after the Stock Split.

5.8.2 Adjustments for Capital Reorganizations. If, following the issuance of any Preferred Units, the Common Units are changed into the same or a different number of Units of any class of Units, whether by capital reorganization, reclassification or otherwise (other than in connection with a Liquidation Event), the Company will provide each Preferred Holder with the right to convert each Preferred Unit into the kind and amount of Units, other securities and property receivable upon such change that a holder of a number of Common Units equal to the number of Common Units into which such Preferred Unit was convertible immediately prior to the change is entitled to receive upon such change.

5.8.3 Adjustments for Dividends and Other Distributions.

(i) If the Company at any time or from time to time after the issuance of any Preferred Units declares or pays, without consideration, any dividend on the Common Units payable in Common Units or in other securities of the Company for no consideration, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased. If the Company declares or pays, without consideration, any dividend on the Common Units payable in any securities of the Company that is convertible into Common Units for no consideration then the Company shall be deemed to have made a dividend payable in Common Units in an amount of Units equal to the maximum number of Units issuable upon exercise, conversion or exchange of such securities.

(ii) If the Company declares a distribution payable in securities of other persons, in evidence of indebtedness issued by the Company or other persons, or in assets (excluding cash dividends) or options or rights not referred to in Section 5.8.3(i), then, in each such case for the purpose of this Section 5.8.3(ii), the Preferred Holders shall be entitled to a proportionate Unit of any such distribution as though they were the holders of the number of Common Units into which their Preferred Units are convertible as of the record date fixed for the determination of Common Units entitled to receive such distribution.

5.8.4 No Impairment. The Company will not, by amendment of its Operating Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 5.8, but will at all times in good faith assist in the carrying out of all the provisions of Section 5.7 and this Section 5.8 and in the taking of any action necessary or appropriate in order to protect the conversion rights of the Preferred Holders against impairment.

5.8.5 Certificate as to Adjustments. In each case of an adjustment or readjustment of the Conversion Rate, the Company will promptly furnish each Preferred Holder in such class with a certificate showing such adjustment or re-adjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

5.8.6 Further Adjustment Provisions. If, at any time as a result of an adjustment made pursuant to this ARTICLE V, a Preferred Holder becomes entitled to receive any Units or other securities of the Company other than Common Units upon surrendering Preferred Units for conversion, the Conversion Rate in respect of such other Units or securities will be adjusted after that time, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Units contained in this ARTICLE V, and the remaining provisions of these Preferred Unit provisions apply on the same or similar terms to any such other Units or securities.

5.8.7 Reservation of Common Units. The Company shall at all times reserve and keep available out of its authorized but unissued Common Units, solely for the purpose of effecting the conversion of the Preferred Units, such number of its Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Units. If at any time the number of authorized but unissued Common Units is not sufficient to effect the conversion of all then outstanding Preferred Units, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Units to such number of Units as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Member approval of any necessary amendment to this Operating Agreement and seeking the consent of the Managers.

5.9 Redemption.

5.9.1 Upon the mutual consent of a Preferred Holder and the Company, the Company may redeem some or all of the outstanding Preferred Units in accordance with Section 5.9.3.

5.9.2 At any time after the date of the Qualified Listing, the Company may redeem up to 50% of the Preferred Units held by a Preferred Holder in accordance with Section 5.9.3.

5.9.3 The price per Unit at which the Preferred Units shall be redeemed (the “Redemption Price”) shall be the Initial Price. Promptly (and in any event no greater than 30 days) following the date a Preferred Holder and the Company determine to redeem a number of Preferred Units held by said Preferred Holder, the Company shall deliver to each holder of Preferred Units a written notice setting out: (a) that the Company has determined to redeem a certain number of Preferred Units held by said Preferred Holder; (b) the Redemption Price, (c) the date (the “Payment Date”) on which the redemption is scheduled to occur; and (d) the place at which payment may be obtained by surrendering to the Company, in the manner and at the place designated, such holder’s certificate or certificates representing the Preferred Units to be redeemed from such holder. From and after the Payment Date, unless there shall have been a default in payment of the Redemption Price (other than for failure by a Preferred Holder to transfer the Unit certificate or certificates in respect of its Preferred Units free and clear of encumbrances), all rights of each Preferred Holder, except the right to receive the Redemption Price without interest upon surrender of such Preferred Holder’s certificate or certificates, shall cease with respect to such Preferred Units, and such Preferred Units shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

5.10 Restrictions on Transfer of Preferred Units by Initial Preferred Holder.

5.10.1 The Initial Preferred Holder shall not sell, assign, pledge, or in any manner transfer any of the Preferred Units or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the following requirements:

(i) In compliance with Applicable Securities Laws;

(ii) In compliance with the terms of Section 2.1 of the Right of First Refusal and Distribution Agreement; and

(iii) Upon the written consent of the Company (in the event Company does not exercise its right of first refusal); provided, however, that if, after 12 months from the initial date of issuance of the Preferred Units, the Initial Preferred Holder is required to transfer any Preferred Units in order to be compliant under the US Investment Company Act of 1940, then, (i) a transfer in which such transferee and affiliates shall beneficially own or control, directly or indirectly 10% or less of the outstanding Common Units of Company shall not require written consent of the Company, or (ii) a transfer in which such transferee and affiliates shall beneficially own or control, directly or indirectly more than 10% of the outstanding Common Units of Company shall still require written consent of the Company.

5.10.2 The Initial Preferred Holder will not enter into a transaction in which a Person acquires control of the Initial Preferred Holder unless (a) the Person acquiring control has its equity securities listed or quoted on the New York Stock Exchange, NYSE Amex (formerly known as the American Stock Exchange), Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, OTCQX, OTCQB, or listed or quoted on such other exchange or market approved by the Company (an “Eligible Market”) and the Person agrees to either (i) enter into an agreement with Initial Preferred Holder on terms substantially the same as the Right of First Refusal and Distribution Agreement in which it agrees to distribute the Common Units issued upon conversion of the Preferred Units to such Person’s equity-holders, or (ii) agrees to be bound as a successor to the Initial Preferred Holder’s obligations under the Right of First Refusal and Distribution Agreement, and (b) if the Person does not have its equity securities listed or quoted on an Eligible Market, then, as a condition precedent to the completion of the change of control transaction, either (i) the Initial Preferred Holder shall distribute the Common Units issued upon conversion to its stockholders as contemplated in the Right of First Refusal and Distribution Agreement, or (ii) the Person acquiring control cannot convert the Preferred Units without the written consent of the Company if the Person acquiring control or a stockholder thereof will beneficially own or control, directly or indirectly, more than 10% of the then outstanding Common Units at the time of conversion and distribution.

ARTICLE VI
CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

6.1 Capital Accounts. The Company shall establish and maintain on its books and records for each Member a capital account (individually a “Capital Account” and collectively the “Capital Accounts”), which shall be credited with the cash or the fair market value of other property contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), shall be credited or debited, as the case may be, with such Member’s share of the Company’s profit or loss under Section 6.2 hereof, the Code and the Income Tax Regulations, and shall be debited with the amount of cash and the fair market value of Company property distributed to such Member by the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code). Property which is to be distributed to any Member, in kind, shall be valued to determine the gain or loss which would have resulted if such property were sold, and the Capital Accounts of the Members shall be adjusted to reflect the gain or loss which would have been allocated if such property had been sold at the assigned values. In addition, the Capital Accounts shall be adjusted as necessary to comply with the maintenance of capital account provisions set forth in Income Tax Regulation § 1.704-1(b)(2)(iv). In the event any interest in the Company is transferred, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest. Allocations to the Members’ Capital Accounts shall be made on an annual basis, at the end of each calendar year, unless otherwise required by law or deemed advisable by the Managers, to the extent the Managers determine that cash is available for Distributions and subject to Section 6.3 hereof (and a period for which such allocations are made is referred to herein as an “accounting period”).

6.2 Allocations.

6.2.1 Allocation of Profits and Losses. Subject to Section 6.2.2, after all capital contributions and distributions for each accounting period have been reflected in the Members’ Capital Accounts, the net profit or net loss, if any, for each accounting period shall be credited to such Member’s Capital Account in such manner that as of the end of such accounting period, each Member’s Capital Account shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable based on each Member’s Sharing Ratio. For purposes of calculating a Member’s Capital Account under this Section 6.2.1, any amounts such Member is obligated to restore (or deemed obligated to restore pursuant to the Income Tax Regulations under Section 704(b) of the Code) shall be deemed to increase such Member’s Capital Account balance.

6.2.2 Regulatory and Special Allocations. Notwithstanding the allocations set forth in Section 6.2.1, the Company’s net profit, net loss and items thereof shall be allocated to the Members in the manner and to the extent required by the Income Tax Regulations, including, but not limited to under Section 704 of the Code, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, and the provisions dealing with deficit Capital Accounts in accordance with Sections 1.704-2(g)(1), 1.704-2(i)(4), 1.704-2(i)(5), 1.704-2(j)(2)(ii) and 1.704-1(b)(2)(ii)(d).

6.2.3 Tax Allocations. The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Notwithstanding the previous sentence, such tax items shall be allocated among the Members in a different manner to the extent required by Code Section 704(c) and the Income Tax Regulations thereunder (dealing with contributed property), Income Tax Regulations Sections 1.704-1(b)(2)(1) (dealing with property having a book value different than its tax basis), and 1.704-1(b)(4)(ii) (dealing with tax credit items). Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

6.3 Distributions.

6.3.1 Subject to the Liquidation Preference of the Preferred Units set forth in ARTICLE V, the Company will distribute Net Cash Flow to the Common Units Members as set forth in this Section 6.3 (“Distributions”). The amount distributed, as set forth in this Section 6.3, shall be distributed to each of the Members based on their respective Pro Rata Portions (the “Distribution Schedule”). Distributions shall be made at such times as the Managers shall determine; unless restricted by the terms of any loan agreement, indenture, or other agreement to which the Company is or becomes a party, or the terms of this Agreement, and/or unless the Managers determine that such Net Cash Flow should instead be used for Reserves, expansion activities, business expenses or other purposes. The Company shall not be required to distribute Net Cash Flow unless approved by the Managers. The Managers will evaluate Distributions on a quarterly (calendar quarter) basis.

6.3.2 The Managers shall have the right to set aside from Net Cash Flow such Reserves as they in their reasonable discretion determine to be prudent for the operation of the Company’s business. No Distribution shall be made to a Member to the extent it would cause such Member to have a deficit Capital Account.

6.3.3 Without limiting the generality of Section 6.3.1, if and to the extent that the Company is earning income which will result in the Members being subject to income tax on their distributive share of the Company’s income, and the Managers determine that cash is available for Distributions, minimum distributions shall be made to the Members in such amounts and at such times (but in no event later than March 31st each year) as shall be sufficient to enable the Members to meet United States income tax liability arising or incurred as a result of their participation in the Company. For the purposes of such distributions, it shall be assumed that the Members are taxable at combined U.S. federal individual, state and local rates of thirty-five percent (35%). Any such distribution shall be made on a nondiscriminatory basis to all Members pro rata in accordance with their respective Sharing Ratios. It is specifically recognized that in making a thirty-five percent (35%) assumption regarding tax distributions, some Members may receive a distribution that is in excess of their actual tax liabilities, and some Members may receive a distribution that is less.

6.3.4 Distributions on Dissolution and Termination. Upon dissolution of the Company, the assets of the Company will be distributed as described below:

(i) First, to pay the creditors of the Company, including the Managers, a Member, or a third party who has loaned or advanced money to the Company or has deferred any reimbursements or fees;

(ii) Second, to establish Reserves against anticipated or unanticipated Company liabilities;

(iii) Third, to the Preferred Units Members in compliance with ARTICLE V; and

(iv) Fourth, to the Common Units Members pursuant to the Distribution Schedule.

6.4 Financial Adjustments. Except as otherwise provided in this Agreement, no Member admitted after the date of this Agreement shall be entitled to any retroactive allocation of Net Cash Flow of the Company. Managers may, at the discretion of the Managers, at the time an additional Member is admitted, close the books and records of the Company (as though the fiscal year had ended) or make pro-rata allocations of Net Cash Flow to such additional Member for that portion of the fiscal year in which such Member was admitted, in accordance with the Code.

6.5 Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Managers, in their sole discretion, may withhold from any Distribution to any Member contemplated by this Agreement any amounts due from such Member to the Company, or any other Member in connection with the business of the Company to the extent not otherwise paid. If any provision of the Code, the IRS Regulations, or state or local law or regulations requires the Company to withhold any tax with respect to a Member’s distributive share of Company income, gain, loss, deduction, or credit, the Company will withhold the required amount and pay the same over to the taxing authorities as required by such provision. The amount withheld will be deducted from the amount that would otherwise be distributed to that Member, but will be treated as though it had been distributed to the Member with respect to which the Company is required to withhold. If at any time the amount required to be withheld by the Company exceeds the amount of money that would otherwise be distributed to the Member with respect to which the withholding requirement applies, then that Member will make a Capital Contribution to the Company equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Member and that is available to be applied against the withholding requirement. Each of the Members represents that each such Member is not aware of any provision of the Code, the IRS Regulations, or state or local law or regulations that currently require withholding of any tax by the Company with respect to such Member.

6.6 Other Items.

6.6.1 General. Except as otherwise provided in the Distribution Schedule or in ARTICLE V with respect to the Preferred Units’ Liquidation Preference, all items of Company income, gain, loss, deduction, and other allocations not otherwise provided for will be divided among the Members in proportion to their Sharing Ratios for the period during which such items were allocated.

6.6.2 Depreciation Recapture. Subject to the provisions of Section 704(c) of the Code and this Agreement, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is subject to depreciation recapture, shall be allocated to the Member who was entitled to deduct such depreciation.

6.6.3 Loans. If and to the extent any Member is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Company shall be allocated to the Member who is charged with the income. Subject to the provisions of Section 704(c) of the Code and this Agreement, if and to the extent the Company is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, such income shall be allocated to the Member who is entitled to any corresponding resulting deduction.

6.6.4 Tax Credits. Tax credits shall generally be allocated according to Section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any property shall be allocated to the Members pursuant to their Pro Rata Portion in accordance with the manner in which Company profits are allocated to the Members pursuant to the Distribution Schedule, as of the time such property is placed in service. Recapture of any investment tax credit required by Section 47 of the Code shall be allocated to the Members in the same proportion in which such investment tax credit was allocated.

6.6.5 Change of Pro Rata Interests. Except as provided herein or as otherwise required by law, if the proportionate interests of the Members in the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in the Distribution Schedule during each such portion of the taxable year in question.

6.7 Curative Allocations. In the event that the Tax Matters Member determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction is not specified in this ARTICLE VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Income Tax Regulations Section 1.704-1(b) and the factors set forth in Income Tax Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Managers may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

6.8 Accounting Method. The Managers shall have authority in their sole discretion to choose the method of the Company’s accounting, whether cash or accrual.

6.9 Restriction on Distributions.

6.9.1 No distribution shall be made if such distribution is not allowed under the Florida Act or, if after giving effect to the distribution:

(i) The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii) The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

6.9.2 The Managers may base a determination that a distribution is not prohibited on any of the following:

(i) financial statements prepared on the basis of generally accepted accounting principles;

(ii) A fair valuation; or

(iii) Any other method that is reasonable in the circumstances.

6.9.3 The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within one hundred twenty (120) days after the date of authorization, or the date payment is made if it is to occur more than one hundred twenty (120) days after the date of authorization.

6.10 Return of Distributions. Members and Assignees who receive distributions made in violation of the Florida Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Florida Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

ARTICLE VII
MANAGEMENT

7.1 Management by Managers.

7.1.1 Subject to the provisions of Section 7.2 and the rights of the Preferred Units in ARTICLE V, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. No Member in his, her or its capacity as a Member has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

7.1.2 In managing the business and affairs of the Company and exercising its powers, the Managers shall act (i) collectively through resolutions adopted at meetings and in written consents pursuant to Section 8.3.4; and (ii) through committees and individual Managers to which authorities and duties have been delegated pursuant to Section 7.6. No Manager has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence. Decisions or actions taken by the Managers in accordance with this Operating Agreement (including this Section 7.1, Section 7.2, Section 7.7 and Section 7.8) shall constitute decisions or actions by the Company and shall be binding on each Manager, Member, Officer (as defined in Section 7.12), and employee of the Company.

7.2 Decisions Requiring Member Consent. Notwithstanding any power or authority granted the Managers under the Florida Act, the Articles or this Operating Agreement, the Managers may not make any decision or take any action for which the consent of a Majority Interest or other consent of the Common Units Members is expressly required by the Articles or this Operating Agreement, without first obtaining such consent.

Each Common Units Member may, with respect to any vote, consent, or approval that it is entitled to grant pursuant to this Operating Agreement, grant or withhold such vote, consent, or approval in its Sole Discretion.

7.3 Selection of Managers. The Managers of the Company shall be selected by a vote of the Majority Interest of the Common Units Members. The Initial Managers shall be William Kerby and Don Monaco.

7.4 Approved Budget. The Managers shall from time to time, but at least annually, adopt a budget for expenditures relating to medical tourism and development/deployment, and such other matters as the Managers may determine necessary, including cost allocations for revenues and expenses, and timing of capital projects (the “Approved Budget”).

7.5 Deadlock. In the event the Managers are divided over a material matter affecting the operations of the Company (a “Deadlock”), the Members, by majority approval, shall be provided the right to resolve the Deadlock.

7.6 Committees of Managers; Delegation of Authority to Individual Managers. The Managers may designate one or more committees, each of which shall be comprised of one or more of the Managers, and may designate one or more of the Managers as alternate members of any committee. Any such committee, to the extent provided in the resolution establishing it, shall have and may exercise all of the authority that may be exercised by the Managers. Regular and special meetings of such committee shall be held in the manner designated by the Managers or, if not so designated, by such committee. The Managers may dissolve any committee at any time. In addition, the Managers may delegate to one or more Managers such authority and duties, and assign to them such titles, as the Managers may deem advisable. Any such delegation may be revoked at any time by the Managers.

7.7 Manager’s Authority. The Managers have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, and to do all things necessary or desirable or expedient to manage, conduct, and supervise, and delegate the same to another Member or officer, the day-to-day business affairs of the Company and, subject to this Section 7.7 and as otherwise set forth in this Agreement, without limiting the generality of the foregoing, and MAY cause the Company to do the following:

7.7.1 To enter into, become bound by, and perform obligations under contracts, agreements and instruments and to make all decisions and waivers as needed;

7.7.2 To open, maintain, and close bank accounts, make withdrawals, designate and change signatories on such accounts;

7.7.3 To borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

7.7.4 To commission any act in the operation of the business provided that any such act would not make it impossible for the Company to carry on its business, subject to the limitation set forth herein;

7.7.5 To acquire, purchase, own, hold, maintain, develop, operate, sell, exchange, lease, sublet, assign, transfer, or otherwise dispose of tangible and intangible assets and properties of any kind and character;

7.7.6 To procure and maintain responsible insurance coverage, including general liability, bodily injury, and property damage insurance, in amounts that are available and that are generally carried by similar entities that engage in similar activities;

7.7.7 To incur all legal, accounting, investment banking, independent financial consulting, litigation, brokerage, registration, and other fees and expenses as it may deem necessary or appropriate for carrying on and performing the powers and authorities herein conferred;

7.7.8 To possess Company property or assign rights held by the Company regarding its property;

7.7.9 To employ officers, employees, agents, consultants and advisors on behalf of the Company and enter into employment agreements with, and set the compensation of, such persons;

7.7.10 To make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company;

7.7.11 To make expenditures and take further actions pursuant to the Approved Budget; and

7.7.12 To undertake any other decision or act that is expressly provided to be undertaken by the Managers in this Agreement.

7.8 Actions Requiring Member Consent. Notwithstanding the generality of the Managers’ authority above in Section 7.7, the Managers are not empowered, without the consent of a Majority Interest (or such other consent of the Members as is expressly provided elsewhere in this Agreement to undertake any of the following) of Common Units, to:

7.8.1 Amend this Agreement or the Articles of Organization (subject to the requirements of the Florida Act);

7.8.2 Change the character of the business of the Company;

7.8.3 Sell all or substantially all of the assets of the Company;

7.8.4 Mortgage or encumber all or substantially all assets of the Company;

7.8.5 Commission any act in the operation of the business that would make it impossible for the Company to carry on its business, except in connection with one of the events or transactions described elsewhere in this Agreement;

7.8.6 Do any act in contravention of this Agreement;

7.8.7 Approve any transaction with a Member or any Affiliate of a Member other than in the ordinary course of business on terms no less favorable to the Company than those which would otherwise be available from an unaffiliated third party;

7.8.8 Make any individual expenditure greater than $250,000 or aggregate expenditures greater than $500,000 in any calendar year, which is not authorized by the Approved Budget;

7.8.9 Confess a judgment against the Company; or

7.8.10 Undertake any other act that is expressly provided to be approved by a Unanimous Consent, Super-Majority Interest, a Majority Interest, or other required consent of the Members hereunder.

7.9 Reliance on Authority. In dealings with the Company, a third party may rely on the authority of any Manager to bind the Company without the need to review any provisions of this Agreement or confirming compliance with such Manager or Company representative. Every contract, deed, mortgage, lease and other instrument executed by a Manager is conclusive evidence in favor of the third party, who relied on the fact that at the time the instrument was executed and delivered that (i) the Company was in existence, (ii) neither this Agreement nor the Articles had been amended in any manner to restrict the delegation of authority granted to the Managers, and, (iii) the execution and delivery of the instrument was duly authorized by the Managers. In addition, any third party may rely on any document addressed to him or her and signed by a Manager regarding the following:

7.9.1 The identity of the Manager who has the authority to act on behalf of the Company;

7.9.2 The authenticity of any copy of the Articles, this Agreement, and any other document relating to the conduct of the affairs of the Company; and

7.9.3 The existence or non-existence of any fact that constitutes a condition precedent to acts by any Manager or in any other manner germane to the affairs of the Company.

7.10 Compensation; No Employment.

7.10.1 Managers shall receive such compensation as may be approved by the Managers. Nothing contained in this Section 7.10 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

7.10.2 This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

7.10.3 The Managers shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

7.11 Reimbursement. The Managers shall be entitled to reimbursement from the Company of all expenses that are reasonably incurred and paid by the Managers on behalf of the Company.

7.12 Officers. The Managers may appoint individuals as officers of the Company (the “Officers”) as they deem necessary or desirable to carry on the business of the Company and the Managers may delegate to such Officers such power and authority as the Managers deem advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Managers or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Managers. Any Officer may be removed by the Managers with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managers. In the absence of a Compensation Committee, the Managers shall determine and approve the Officers’ compensation by a vote of the Majority Interest of the Common Units. As of the date of this Agreement William Kerby shall be appointed as the Chief Executive Officer of the Company (the “Chief Executive Officer”). The Chief Executive Officer shall be authorized to appoint employees of the Company, and set forth their positions and salaries with the Company, and to further provide for the bonuses payable to such persons, provided that such compensation and bonuses do not exceed more than $500,000 in aggregate (the “Compensation Limit”). Any yearly employee compensation which exceeds the Compensation Limit shall be subject to the approval of the Managers.

7.13 Managers May Engage in Other Activities. The Managers shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. The Managers shall not be obligated to offer to the Company or to Members any opportunity to participate in any such other business venture. Neither the Company nor the Members shall have any right to any income or profit derived from any such other business venture of Managers.

7.14 Transactions of Managers with the Company. Subject to any limitations set forth in this Agreement, Managers may lend money to and transact other business with the Company. Subject to other applicable law, such Managers have the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

ARTICLE VIII
MEETINGS OF MEMBERS AND MANAGERS

8.1 Meetings of Members. Special meetings of the Members may be called by the Managers or by Members having among them at least thirty percent (30%) of the Common Units of all Members. Any such meeting shall be held on such date and at such time as the Person calling such meeting shall specify in the notice of the meeting, not less than ten (10) nor more than sixty (60) days after receipt of the request, which notice shall be delivered to each Member at least ten (10) days prior to such meeting. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) for such special meeting may be conducted at such meeting. Unless otherwise expressly provided in this Operating Agreement, at any meeting of the Members, a Unanimous Consent, Super-Majority Interest and/or Majority Interest, as applicable and as required pursuant to the terms of this Agreement, represented either in person or by proxy, shall constitute a quorum for the transaction of business. Notwithstanding the above, approval of any matter not expressly set forth herein, including, but not limited to any matters provided for under the Florida Act, including, but not limited to fundamental transactions under the Florida Act, shall be approved by a Majority Interest. For the avoidance of doubt, Preferred Units do not have voting rights at meetings of the Members.

8.2 Meetings of Managers. Regular meetings of the Managers shall be held quarterly or at such times as the Managers may decide, on such dates and at such times as shall be determined by the Managers, with notice of the establishment of such regular meeting schedule being given to each Manager that was not present at the meeting at which it was adopted. Special meetings of the Managers may be called by any Manager by notice thereof (specifying the place and time of such meeting) that is delivered to each other Manager at least 24 hours prior to such meeting. Neither the business to be transacted at, nor the purpose of, such special meeting need be specified in the notice (or waiver of notice) thereof. Unless otherwise expressly provided in this Operating Agreement, at any meeting of the Managers, a majority of the Managers shall constitute a quorum for the transaction of business, and an act of a majority of the Managers who are present at or participate in such a meeting at which a quorum is present or participating shall be the act of the Managers. The provisions of this Section 8.2 shall be inapplicable at any time that there is only one Manager.

8.3 Provisions Applicable to All Meetings. In connection with any meeting of the Managers, Members, or any committee of the Managers, the following provisions shall apply:

8.3.1 Place of Meeting. Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting (or resolution of the Managers or committee, as applicable) specifies a different place, which need not be in the State of Florida.

8.3.2 Waiver of Notice Through Attendance. Attendance of a Person at such meeting (including pursuant to Section 8.3.5) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.3.3 Proxies. A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Manager, Member, or member of the committee, as applicable. A proxy shall be revocable unless it is stated to be irrevocable.

8.3.4 Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting, without prior notice, and without a vote if a Written Consent setting forth the action so taken, is signed by the Managers, Members, or members of the committee, as applicable, having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Members, Managers, or members of the committee, as applicable, entitled to vote on the action were present and voted. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a Written Consent signed by a Member, or an email from a Member’s email address of record stating or containing such Member’s approval of the Written Consent (which shall not require an “electronic signature” of any Member as such term is defined in the “Electronic Signatures in Global and National Commerce Act,” but instead shall only require evidence reasonably satisfactory to the Managers in their sole and absolute discretion of such Member’s approval and/or consent to the Written Consent) or any other means reasonably evidencing consent, shall be regarded as signed by the Member for the purposes of this Section.

8.3.5 Meetings by Electronic Means. Managers, Members, or members of the committee, as applicable, may participate in and hold such meeting by means of telephone conference, videoconference, the internet, any other electronic communications equipment, or any combination thereof by means of which all Persons participating in the meeting can communicate with each other.

ARTICLE IX
LIMITED LIABILITY OF MEMBERS AND MANAGERS

9.1 Limitations on Liability of Managers and Members. The liability of the Managers to the Company and the Members shall be limited to the extent, if any, now or hereafter set forth in the Articles, this Operating Agreement and as provided under the Florida Act.

9.2 No Personal Liability. Except as otherwise provided in the Florida Act, by Applicable Law or expressly in this Agreement, no Members, Manager or Officer will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Member, Manager and/or Officer.

9.3 Duties of Managers. The Managers will perform their duties with respect to the Company in good faith and will devote such time and effort to the Company’s business and operations as the Managers believe are reasonably necessary to manage the affairs of the Company. The Managers shall not be liable to the Company or any Member for action or inaction taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company; for losses due to such action or inaction; or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged or retained with reasonable care. The Managers may consult with counsel and accountants on matters relating to the Company and shall be fully protected and justified in acting in accordance with the advice of counsel or accountants, provided that such counsel or accountants shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.3 shall not be construed so as to relieve (or attempt to relieve) any person of any liability incurred (a) as a result of recklessness or intentional wrongdoing, or (b) to the extent that such liability may not be waived, modified or limited under applicable law.

ARTICLE X
COMPETITIVE BUSINESS ACTIVITY; OTHER BUSINESS ACTIVITIES

10.1 Competitive Business Activity. A Manager and Member and each of their respective Affiliates must present in writing to the Managers any business opportunity that may require the Manager, Member or their Affiliates to potentially act as a Competitor (each such notice, a “Competitive Business Activity Notice”), or be involved in actions which may be directly or indirectly competitive with the Business (herein a “Competitive Business Activity”). Once the Competitive Business Activity is presented to the Company, the Managers may elect for the Company to engage in the Competitive Business Activity and no Manager, Member or Affiliate may engage in such activity until a decision has been reached. If such a Competitive Business Activity is presented to the Managers and the Managers decide that the Company will not engage in the Competitive Business Activity within thirty (30) days of the Company’s receipt of the Competitive Business Activity Notice, then the presenting Manager, Member or Affiliate, as applicable, shall be free to engage in that Competitive Business Activity fully outside the operations of the Company. If the Managers elect for the Company to engage in the Competitive Business Activity within thirty (30) days of the Company’s receipt of the Competitive Business Activity Notice, then neither the presenting Manager, Member or Affiliate, as applicable, nor any other Manager, Member or Affiliate, may engage in that Competitive Business Activity, and instead the Company will have the sole authority to engage in such Competitive Business Activity, until the earlier of (i) the date the Managers have provided authority for such Manager, Member or Affiliate to engage in such activity; and (ii) the date that the Company has abandoned such Competitive Business Activity for at least 180 days.

10.2 Other Business Activities. Nothing contained herein shall limit, prohibit or restrict any Member or Manager from serving on the board of directors or other governing body or committee of any other business. Each Member shall execute and deliver a Nondisclosure Statement in the form of Exhibit E.

ARTICLE XI
EXCULPATION AND INDEMNIFICATION

11.1 Exculpation of Covered Persons.

11.1.1 Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the belief that such action or omission is in, or not opposed to, the best interest of the Company, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person.

11.1.2 Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, net income or net losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information which he/she/it is authorized to rely on under Applicable Law.

11.2 Liabilities and Duties of Covered Persons.

11.2.1 Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for such Covered Person’s good faith reliance on the provisions of this Agreement.

11.2.2 Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

11.3 Indemnification.

11.3.1 Indemnification. To the fullest extent permitted by the Florida Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Florida Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Manager, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Manager, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary; provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence or willful misconduct.

Furthermore, no indemnification shall be provided to any person who has engaged in willful misconduct or a knowing violation of the criminal law or any other act or omission for which such person would not be entitled to indemnification under Section 605.408 of the Florida Act.

11.3.2 Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 11.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 11.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

11.3.3 Entitlement to Indemnity. The indemnification provided by this Section 11.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 11.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 11.3 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

11.3.4 Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties on such terms, in such amount and with such deductibles as the Managers may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

11.3.5 Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 11.3 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

11.3.6 Savings Clause. If this Section 11.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 11.3 to the fullest extent permitted by any applicable portion of this Section 11.3 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

11.3.7 Amendment. The provisions of this Section 11.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 11.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 11.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

11.4 Survival. The provisions of this ARTICLE XI shall survive the dissolution, liquidation, winding up and termination of the Company. The provisions of this ARTICLE XI shall not be exclusive of any other right under any law, agreement, the provision of the Articles or this Operating Agreement, or otherwise. Any amendment, repeal or modification of the foregoing provisions of this ARTICLE XI, or the adoption of any provision in an amended or restated Articles inconsistent with this ARTICLE XI, by the Members shall not apply to, or adversely affect, any right or protection of a Covered Person, existing at the time of such amendment, repeal, modification or adoption.

11.5 No Securities Act Indemnification. The provisions of this ARTICLE XI shall not include indemnification for liabilities arising under the Securities Act of 1933, as, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy.

ARTICLE XII
TAXES

12.1 Tax Status. The Company shall file as a partnership for Federal income tax purposes. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company may be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members. The Members may change the Company’s tax status at any time in their discretion.

12.2 Tax Returns. The Company shall prepare and timely file all federal, state, and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver a copy of each such return to the Members, together with such additional information as may be required by the Members in order for the Members to timely file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its returns.

12.3 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

12.3.1 to adopt a fiscal year beginning January 1st, and ending December 31st; and

12.3.2 any other election the Managers may deem appropriate and in the best interests of the Members.

12.4 Partnership Representative. Pursuant to Code Section 6223, the Managers shall designate (in the manner prescribed by the Secretary of the Treasury) a Person with a substantial presence in the United States as the Company’s representative, who shall have the sole authority to act on behalf of the Company under Chapter 63, Subchapter C, of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all significant matters that may come to its attention in its capacity as Partnership Representative by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Partnership Representative shall take no action without the authorization of a Majority Interest, other than such action as may be required by applicable law. Any cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Company’s initial Partnership Representative shall be Mr. William Kerby.

ARTICLE XIII
BOOKS, RECORDS AND BANK ACCOUNTS

13.1 Maintenance of Books. The Managers shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Managers, Members, and each committee of the Managers. The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices, and all books and records shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours. The Managers shall maintain and preserve all accounts, books, and other relevant Company documents at the Company’s principal place of business during the term of the Company and for seven (7) years thereafter.

13.2 Reports. The Manager will prepare an annual information package that will be available on request by April 1st of each year. The annual information package will include such things as an annual operations update, financial statements, and a copy of the Company tax return, as applicable. However, the K-1 forms will be sent to all of the Members as available.

13.3 Accounts. The Managers shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Managers determine. The Managers may not commingle the Company’s funds with the funds of any Manager or Member.

ARTICLE XIV
WINDING UP AND TERMINATION

14.1 Winding Up.

14.1.1 The Company’s affairs shall be wound up on the first to occur of the following events:

(i) the expiration of the Company’s period of duration, if one is specified in the Articles or in this Operating Agreement;

(ii) the determination of a Majority Interest of the Common Units Members and the Managers;

(iii) an event specified in the Florida Act, the Articles or this Operating Agreement requiring the winding up or termination of the Company; or

(iv) entry of a decree by a court requiring the winding up of the Company, rendered under the Florida Act or other applicable law.

14.1.2 The death, expulsion, withdrawal, winding up, termination, or Bankruptcy of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not require the winding up and termination of the Company.

14.2 Winding Up and Termination.

14.2.1 On the occurrence of an event described in Section 14.1.1, the Managers shall act as liquidator or may appoint one or more Members or Managers as liquidator; provided, however, that (i) no Member with respect to whom an event described in Section 14.1.1 has occurred shall serve as (or act with any other Person as) a liquidator, either in its capacity as a Member or (if applicable) a Manager, and (ii) if application of the foregoing clause (i) results in there being no liquidator, then the liquidator shall be selected by a Majority Interest (calculated without reference to any Member referred to in such clause (ii)). The liquidator shall proceed diligently to wind up the affairs of the Company as provided in the Florida Act. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The costs of winding up shall be borne as a Company expense. For the sake of clarity and in an abundance of caution, any and all liabilities of the Company shall be repaid prior to the Company making any distributions to Members in connection with the winding up process.

14.2.2 Any assets of the Company remaining at the conclusion of the winding up process shall be distributed among the Members in accordance with their positive capital accounts. All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 14.2.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which each Member has consented within the meaning of the Applicable Law.

14.2.3 On completion of such final distribution, the Managers shall file Articles of Dissolution with the Secretary of State of Florida, cancel any other filings made pursuant to Section 1.6, and take such other actions as may be necessary to terminate the existence of the Company.

14.3 No Restoration of Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in any capital or similar account maintained for such Member for any purpose.

ARTICLE XV
GENERAL PROVISIONS

15.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

15.2 Writings and Signatures. Under this Operating Agreement, “signature” and “signed” means any symbol executed or adopted by a person with present intention to authenticate a writing. Unless the context requires otherwise, the term includes a digital signature, an electronic signature, and a facsimile of a signature. “Written” or “writing” means an expression of words, letters, characters, numbers, symbols, figures, or other textual information that is inscribed on a tangible medium or that is stored in an electronic or other medium that is retrievable in a perceivable form. Unless the context requires otherwise, the term (i) includes stored or transmitted electronic data and transmissions and reproductions of writings; and (ii) does not include sound or video recordings of speech other than transcriptions that are otherwise writings. Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including, but not limited to email.

15.3 Entire Agreement; Supersedure. This Operating Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

15.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.

15.5 Amendments of Articles and Operating Agreement. The Articles and this Operating Agreement may be amended or restated only with the approval of the Managers and in accordance with Section 605.04073(2) of the Florida Act, which requires the unanimous consent of all Members.

15.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

15.7 Governing Law; Jurisdiction. THIS OPERATING AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (EXCLUDING ITS CONFLICT-OF-LAWS RULES). Whenever possible, each provision of this Operating Agreement shall be interpreted in a manner as to be effective and valid under applicable law and public policy.

15.8 Defaults. If a Member materially defaults in the performance of his, her or its obligations under this Agreement, and such default is not cured within ten (10) business days after written notice of such default is given by a Manager to the defaulting Member for a default that can be cured by the payment of money, or within thirty (30) calendar days after written notice of such default is given by a Manager to the defaulting Member for any other default, then the non-defaulting Members shall have the rights and remedies described in Section 15.9 hereunder in respect of the default.

15.9 Remedies. If a Member fails to perform his or its obligations under this Agreement, the Company and the non-defaulting Members shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Company or the Members, to bring the matter to arbitration pursuant to Section 15.10. The award of the arbitrator in such a proceeding may include, without limitation, an order for specific performance by the defaulting Member of his or its obligations under this Agreement, or an award for damages for payment of sums due to the Company or to a Member.

15.10 Dispute Resolution. In the event of any dispute or disagreement between the parties hereto as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of any party, shall be referred to representatives of the parties for decision. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration in the County of Broward, Florida. Such arbitration shall be administered by JAMS in accordance with its then prevailing expedited rules, by one independent and impartial arbitrator selected in accordance with such rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of JAMS and the arbitrator shall be shared equally by the parties to the dispute and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) to the prevailing party. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The parties shall instruct the arbitrator to render such arbitrator’s award within thirty (30) calendar days following the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to any party any damages of the type not permitted to be recovered under this Agreement in connection with any dispute between or among the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 15.10 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. The decision of the arbitrator shall be in writing and shall set forth findings of fact and conclusions of law.

15.11 Severability. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

15.12 Waiver of Action for Partition. Each of the Members irrevocably waives any right that he, she or it may have to maintain any action for partition with respect to any of the Company’s property.

15.13 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.13):

If to the Company:	NextTrip Group, LLC
Attn: William Kerby
1560 Sawgrass Corporate Parkway, Suite 130
Sunrise, Florida 33323
E-mail: bill.kerby@nexttrip.com

If to a Member, to such Member’s respective mailing address as set forth on Exhibit A.

15.14 Discretion. Except as otherwise provided in this Operating Agreement, all actions which the Members or Managers may take and all determinations which the Members or Managers may make pursuant to this Operating Agreement may be taken and made at the sole, absolute and uncontrolled discretion of the Members and/or the Managers to the maximum extent permitted under applicable law.

15.15 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 11.3.

15.16 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or third parties.

15.17 Failure to Pursue Remedies. The failure of any party to seek redress for violation, or to insist upon the strict performance, of any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.18 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Operating Agreement includes the masculine, feminine, and neuter; (b) the word “including” means “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of this Operating Agreement; (d) references to Exhibits are to the Exhibits attached to this Operating Agreement, each of which is made a part hereof for all purposes; (e) in the event the Company only has one (1) Manager, references to Managers throughout shall refer to such one (1) Manager; (f) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; and (g) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time subsequent to the date hereof.

15.19 Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

15.20 Informed Decision. Each Member, by executing this Operating Agreement, represents and warrants that he/she has been furnished with sufficient written and oral information about the Company and the business to be operated by the Company to allow him/her to make an informed decision prior to purchasing a Membership Interest in the Company.

15.21 Effect of Facsimile and Photocopied Signatures. This Operating Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Operating Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Operating Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy or PDF of this Operating Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

Adopted by the undersigned Manager(s) on January 25, 2023, to be effective January 25, 2023.

/s/
William Kerby Manager

/s/
Donald P. Monaco Manager

IN WITNESS WHEREOF, following adoption of this Amended and Restated Operating Agreement by the Manager(s), the Member have executed this Operating Agreement to be effective as of the date first set forth above.

NEXTPLAY TECHNOLOGIES, INC.

/s/
William Kerby
Co-Chief Executive Officer
400,000 Preferred Units

WILLIAM KERBY

/s/
William Kerby
457,500 Common Units

DONALD P. MONACO

/s/
Donald P. Monaco
457,500 Common Units

EXHIBIT A

MEMBERS/SHARING RATIOS/UNITS

Member and Address	Units	Sharing Ratio
Common Units
William Kerby 1560 Sawgrass Corporate Parkway Suite 130 Sunrise, FL 33323	457,500	50.0%
Donald P. Monaco 325 Lake Avenue S, Unit 604	457,500	50.0%
Total Common Units	915,000	100.0%
Preferred Units
NextPlay Technologies, Inc. 1560 Sawgrass Corporate Parkway Suite 130 Sunrise, FL 33323	400,000	100.0%
Total Preferred Units	400,000	100.0

*	As provided in ARTICLE V, the Preferred Units have a Liquidation Preference senior to Common Units before Common Units Sharing Ratio is applied.

Exhibit A

EXHIBIT B

CAPITAL CONTRIBUTIONS

Member(s)	Consideration
NextPlay Technologies, Inc.	Contribution of assets pursuant to that certain Subsidiary Formation and Funding Agreement dated on or around January 12, 2021
William Kerby	Spin-Off Management Block pursuant to Article XIII of the Original Agreement.
Donald P. Monaco	Spin-Off Management Block pursuant to Article XIII of the Original Agreement.

Exhibit B

EXHIBIT C

JOINDER TO
OPERATING AGREEMENT OF
NEXTTRIP GROUP, LLC

By execution of this Joinder Operating Agreement of NextTrip Group, LLC, a Florida limited liability company (the “Company” and the “Joinder”), the undersigned hereby agrees to become a party to, and be bound by, that certain Operating Agreement of the Company, dated as of _____ and effective as of ______ (and as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the parties thereto, in the same manner as if the undersigned were an original signatory to such Agreement as a Member of the Company.

The undersigned shall have all the rights, and shall observe all the obligations as a party to the Agreement and as a Member of the Company.

By executing and delivering to the Company this Joinder, the undersigned hereby agrees to comply in full with the provisions of the Agreement, in the same manner as if the undersigned were an original signatory to the Agreement as a Member of the Company.

This Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns.

The undersigned represents and warrants that the undersigned has received a copy of, and has reviewed the terms of, the Agreement and all related or relevant documents and agreements.

Capitalized terms used but not defined in this Joinder shall have the meanings set forth in the Agreement.

It shall be a requirement to the undersigned becoming a Member of the Company that the undersigned’s Spouse (as defined in the Agreement), if any, execute the Spouse’s Agreement which forms Exhibit D of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of this ___ day of ______________ 20__.

By:
Printed Name:
Address for Notice:

Email:

Exhibit C

EXHIBIT D

SPOUSE’S AGREEMENT

I acknowledge that I have read and reviewed the Operating Agreement of NextTrip Group, LLC, a Florida limited liability company, dated as of ___________ and effective as of __________ (as such may be amended from time to time, the “Operating Agreement”), including, but not limited to Section 3.9 thereof, sought such independent advice as I deem appropriate, and discussed the provisions with my Spouse. I understand that this Operating Agreement specifically covers all interest in the Company now owned, hereafter acquired by, or otherwise attributed to my Spouse. I accept this Operating Agreement and the terms thereof voluntarily and with full understanding of the terms and provisions of this Operating Agreement, which I deem fair and binding as to me while this Operating Agreement shall remain in effect.

EXECUTED this ______ day of _________ 20___.

By:
Spouse of:

Exhibit D

EXHIBIT E

NONDISCLOSURE AGREEMENT

The undersigned agrees to keep confidential and not to disclose to others not affiliated by office or record ownership with NextTrip Group, LLC (the “Company”), both during his/her term of ownership [or for so long as the undersigned is a representative of the owner, as the case may be], and thereafter, except as expressly authorized in writing by the Company, any proprietary information, marketing, or other trade secrets of the Company, or any matter or thing ascertained by the undersigned through his/her association with the Company, the use or disclosure of which matter or thing might be contrary to the best interest of the Company.

The undersigned acknowledges, agrees and represents that the proprietary information and trade secrets of the Company protected hereunder, whether now existing or hereafter developed, are and shall be deemed valuable, special and unique assets of the Company, disclosure of which could cause substantial injury and damage to the Company. Further, the undersigned acknowledges that any entrustment with proprietary information or trade secrets protected hereunder has occurred, or shall hereafter occur, only as a result of the fiduciary position held by the undersigned with the Company. The undersigned represents that the proprietary information and trade secrets protected hereunder, whether now existing or hereafter developed, exist only through substantial expenditures of time, effort and money, and are to be used solely to advance the business of the Company.

All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by the undersigned or otherwise coming into his/her possession, shall remain the exclusive property of the Company. The undersigned further agrees that in the event he/she no longer maintains an affiliation with the Company by ownership interest, as a representative of an owner, or by office, that he/she will neither take nor retain, without prior written authorization from the Company, any papers, agreements, cost or pricing information, files, operating manuals, or any other confidential information of any kind belonging to the Company pertaining to its business, suppliers, customers, financial condition, personnel records, products, or services.

EXECUTED this ___ day of __________ 20___.

Exhibit E